Exhibit 3.6

I, D. EVADNE EBANKS Assistant Registrar of Companies of th DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 2 Law in respect of registration were complied with by Alpha Admiral Company iy incorporated in the Cayman Islands with limited Liability with e 'eptember Two Thousand Twelve Given under my hand and Seal at George Town in the Island of Grand Cayman this 25th day of September Two Thousand Twelve